Exhibit 99.2

First Quarter Fiscal Year 2010

STEELCLOUD

Moderator: Brian Hajost

March 22, 2010

10:00 A.M. ET

Brian Hajost:  Good morning and welcome to the SteelCloud Q1 2010 investor call.  With me today is Steven Snyder, the Company’s Principal Financial Officer.  After reading the safe harbor information, Steven will review the financial results for the 1st quarter.

Steven Snyder:  Thanks Brian, before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following: our ability to obtain financing in the short term, general business conditions and the amount of growth in the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2010.  SteelCloud undertakes no obligation to update or correct these forward-looking statements.

Further, this conference call, and the information provided today, does not constitute an offer to buy or an invitation to sell, any of the securities of the Company.  Such an offer may only be made pursuant to a registration statement and prospectus filed with the Securities and Exchange Commission.

Last Friday morning, we released our fiscal 2010 first quarter results.  Revenues for the quarter were approximately $365,000 compared to approximately $556,000 in fiscal 2009.

The revenue decrease was primarily attributable to a decrease in our professional services as a result of completing a large service contract in December 2008 combined with the sale of professional service assets in January 2010.

Gross profit increased 60% to $157,187 from 97,856 in fiscal 2009 primarily through increased margins on our new professional services contract and hosting revenue.  Gross margin is 43% of revenue in the first quarter of 2010 compared with 17.6% of revenue in the first quarter of fiscal 2009.

Our operating expenses for the three months ended January 31, 2010 of approximately $796,000 is a reduction by approximately $26,000 from the same period in fiscal 2009.   During the first quarter of fiscal 2010, we amortized the remaining balance, or approximately $138,000, of our leasehold improvements related to our Herndon, Virginia facility.  This increase in operating expense was more than offset by other reductions, primarily regarding personnel reductions.

Other Income includes $157,757 as a result of a class action lawsuit settlement, $140,000 from the sale of our professional services assets and $36,352 in royalties associated with the July 2009 sale of our Integration business.

As a result of these items, our net loss decreased 62% to $376,520 in the first quarter of 2010 from $1,003,745 in the same period of fiscal year 2009.

We ended our first quarter with approximately $44,000 in cash and a working capital deficit of approximately $748,000. It is crucial that we either raise additional capital or seek a strategic merger or acquisition in the short term.  The infusion of cash we seek will provide us with the working capital for operations as well as the ability to take advantage of opportunities in the market place, further develop and enhance our products and services and respond to competitive pressures.

We cannot guarantee our success in any one of these particular objectives.  We simply must acquire additional funding, explore every option available to us, work hard to continue our operations and meet our fiscal 2010 plan.

With that, I’ll turn the floor to Brian.

Brian Hajost:  Thank you, Steve.  We had our last investor call at the end of the our first fiscal quarter approximately 6 weeks ago so I will be refreshing the information reviewed on that call together with updating you on our progress since then.  I wish to remind the participants on this call that this is an open conference call attended by investors and potential investors, and SteelCloud partners, customers, suppliers, and competitors.  The information discussed will be that which is appropriate in this context.

As I have discussed over the last year, the Company continues to need to raise capital in the very near term.  To that end, as I am sure you are aware, that our registration statement on Form S-1 has been declared effective by the SEC, and that after almost a year, we are in a position to begin the process of actually raising equity capital.  I plan to be in NYC later this week to meet with potential investors.  We are also in discussions with Caledonia Capital to restructure the maturity of our debt obligations, and for Caledonia to make an additional investment in the Company’s common stock.  While the Company must raise additional capital immediately, and I am personally encouraged with regards to our prospects, please keep in mind that there are no assurances that these financing initiatives will be successful.

We accomplished as much in Q1 as we have in any other quarter in the Company’s history.  We completed our transformation from a low margin computer integrator and services provider to a higher margin software and technology company focused on developing mobility solutions – primarily for the BlackBerry market space.  Last June in our Q2 investor call I indicated that we were evaluating alternatives for both our computer and our consulting businesses.  In July we sold our computer integration business.  We continue to receive royalties every month from that transaction.  And, In January we sold our non-mobility consulting business.

So let me briefly review what we accomplished in Q1.

▪	Steve has already discussed that we recognized lower revenue, but with higher margin as a percentage of sales and also in absolute dollars from a year ago.

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We concluded the sale of our non-mobility consulting practice.  This was a non-core asset of the Company for which we realized a gain of $140,000 recorded as Other Income on our P&L.  We have the potential to receive additional royalties from that transaction in two $50,000 tranches in November of this year and November of 2011.  With this sale, SteelCloud is now solely focused on the mobility space.

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We completed the development and released our entry-level SteelWorks 2400 platform in November.  The SteelWorks 2400 platform is the target product for the vast majority of all BES installations.  This product was developed on a new server platform that Dell introduced.

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We announced the availability of our products through Ingram Micro, the largest technical products distributor in North America.  I want to again thank Dell for their assistance with this relationship.  Ingram has allowed us to re-engage RIM’s inside sales organization to introduce us to their end user community as well as their largest resellers across North America.  We were in Canada right before the holidays to conduct training for RIM’s inside sales organization.  At the beginning of January, we sent out a 4,000 piece email marketing blast to Ingram’s resellers.  We have additional opportunities to market to Ingram’s reseller base as resources and budget allows.

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We announced the creation of our BlackBerry Hosting initiative and signed agreements with RIM authorizing SteelCloud to manage BES hosting licensing in 106 countries, of which we are the sole provider in 98 countries.  Furthermore, we started signing agreements with BlackBerry hosting providers and started recognizing revenue from this initiative in November.  As we announced last week, we now have SteelCloud agreements with over 100 BlackBerry hosting providers – from virtually every part of the globe.  This business has grown dramatically in the last few months.  Without going into too much detail due to the sensitive nature of this information, we recognized more hosting revenue in the single month of February that we did in the entire first quarter, and we have yet to leverage this channel for new appliance sales.

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We sponsored RIM’s Annual Europe Middle East and Africa Alliance Partner Conference in Rome the end of November.  This was a great venue for meeting RIM’s European team, as well as prospective partners for BES hosting license and SteelWorks appliance sales.  Feedback from this meeting was one of the primary drivers for the development of the SteelWorks FLEX+ offering, announced in January.

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SteelWorks FLEX+ which was developed to allow our hosting partners to implement a hosted BlackBerry solution at the customer site.  FLEX+ combines our SteelWorks 2400 appliance platform with a BES hosting license.  SteelCloud therefore, will recognize upfront revenue from the appliance sale and ongoing recurring monthly revenue from the BES hosting licensing.

Let me discuss our near-term prospects and what we believe our investors will see going forward.

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Remember our need to raise capital in the short term.  Our registration statement has been declared effective, and for the first time in more than a decade we will be offering SteelCloud securities to the public including our current shareowners.  Let me reiterate, this call is not an offer to sell, or a solicitation of an offer to buy our securities.  Please refer to our S-1 registration statement filed with the SEC.

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In the near term, before we are in a position to invest more in top line growth, we will see lower overhead expenses.  There were several extraordinary overhead expenses in Q1, including the final non-cash writedown of our leasehold improvements, and our expenses surrounding our S-1 filing, that kept our Q1 expenses higher than we expect going forward.  The Company has moved into smaller and less expensive facilities commensurate with our needs going forward.  We have also cut expenses in virtually every area of our operation including our I.T. and telecommunication expenses.  As of April, we will have cut our operating cash burn rate from over $200k per month a year ago to approximately $40k today.

▪	We are currently working with Caledonia Capital to restructure their notes and for them to potentially make an additional investment in the Company’s equity securities.

▪	We have engaged with our landlord on negotiating the early termination of our lease.

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Needless to say, although we are optimistic that we can raise capital, restructure our debt, and negotiate the termination of our lease, there can be no assurance of our ultimate success with respect to these initiatives and I cannot over emphasize the need to do all three.

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It has been prudent for us to focus our limited resources on reducing expenses and cash conservation rather than revenue growth.  We have simply not been able to address all of our opportunities with the appropriate level of resources.  As we raise capital, we expect to start investing more in growing our top line.  With that said, we expect our revenue will grow steadily over the remainder of this year even considering the fact that we will lose a significant amount of revenue from the sale of a piece of our consulting business which occurred at the end of Q1.  We also expect our bottom line to improve as we reduce the auditing and legal expenses we have borne due to the completion of the S-1 registration process.

▪
The new Dept. of Defense security STIGs for the BlackBerry Enterprise Server 5.0 are due to be released at the end of this month.  With this release the DoD can begin migrating from BES 4.X to BES 5.0.  Although our FedMobile product is SKU’d up on CDW and Ingram Micro, as of today, we have not officially launched the product to the market.  We had our first joint SteelCloud/RIM webinar to DoD customers a few weeks ago.  We expect that ongoing webinars will be a key driver in developing leads.  The DoD market represents the largest and most lucrative opportunity to SteelCloud for our BES appliance revenue and profit.  SteelWorks FedMobile is both a high ticket and a high margin product.  We believe its value to the user is compelling – eliminating the equivalent of approximately four man-weeks of work.  Thousands of DoD sites have had to wait to migrate to BES 5.0 based on not having an approved BES 5.0 STIG.  The inability for DoD customers to migrate to BES 5.0 has had a negative impact on our revenue.  The release of the 5.0 STIG should get this huge market moving.  The bottom line - our DoD product is complete and ready to go.  Additional capital will allow us to address this huge market more thoroughly.

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We will be a sponsor of WES 2010, the BlackBerry worldwide conference held in Orlando, the last week in April.  We will have a booth and will be marketing SteelWorks, including FedMobile and FLEX+ as well as our BES hosting license initiative.  We expect to also introduce an exciting new product at the show – SteelWorks Xpress.  Let me digress for a minute and talk about BES Express.

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On the first of March, RIM released a scaled down version of BES called BES Express, in part, to compete with Apple and Microsoft technologies for data synchronization.  BES Express, is free.  We have been asked by RIM about producing an appliance for BES Express and participating in a potential special promotion.  I for one, believe that BES Express will be a game changer for RIM.  It includes all of the BES features that any medium or smaller business may need – and we believe that it is significantly better and more secure than any other competing technology from Apple, Google, or Microsoft.  It is going to get a lot of attention and we will be right there with two great BES Express appliances that we plan to introduce at WES 2010.  We expect these new appliances to be available during the first part of May if not sooner.  Our new appliances will include the great features in our standard SteelWorks, including patch management and disaster recovery/back-up in a secure, hardened Windows Server environment.  By the time we release SteelWorks for BES Express we will determine whether we will also deliver automated failover which will be a significant feature, unique to SteelWorks for BES Express appliance.

In closing, let me say that on our business front we have executed on virtually every initiative that we have laid out for our shareowners.

▪	We sold off assets and operations in order to slim down and refocus the Company on one of the most dynamic markets in the IT field – mobility.

▪	We have developed exciting new products around BES 5.0.

▪	We have established a worldwide partner in Dell for the manufacturing and support of our products.

▪	We have established domestic distribution and an international channels for our products.

▪	We have competed and won the right to distribute hosted BES licensing in 106 countries.

▪	We have signed direct two-party agreements with over 100 Blackberry partners worldwide generating significant recurring monthly revenue which has grown five-fold since December.

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We are not resting on these successes: we are introducing two exciting appliances around RIM’s new BES Express offering and we are in talks with a major organization to provide integration and distribution to produce, warehouse, and ship our SteelWorks products within the EU.

I thank you for your time this morning, we will now open the call up for questions.